Exhibit 99.1

Five9 and Zoom Mutually Agree to Terminate Merger Agreement

SAN RAMON, Calif. – September 30, 2021 – Five9, Inc. (NASDAQ: FIVN), a leading provider of the intelligent cloud contact center, today announced that its merger agreement with Zoom Video Communications, Inc. (NASDAQ: ZM) has been terminated by mutual agreement. The agreement did not receive the requisite number of votes from Five9 shareholders to approve the merger with Zoom. Five9 will continue to operate as a standalone publicly traded company.

Zoom and Five9 will continue the partnership that was in place prior to the announcement, which includes support for integrations between their respective Unified Communications as a Service (UCaaS) and Contact Center as a Service (CCaaS) solutions and joint go-to-market efforts.

In a separate release available on the Investor Relations section of the Company’s website at http://investors.five9.com/, Five9 highlighted its strong foundation and the significant opportunity ahead as a standalone company.

About Five9

Five9 is an industry-leading provider of cloud contact center solutions, bringing the power of cloud innovation to more than 2,000 customers worldwide and facilitating billions of customer engagements annually. The Five9 Intelligent Cloud Contact Center provides digital engagement, analytics, workflow automation, workforce optimization, and practical AI to help customers reimagine their customer experience. Designed to be reliable, secure, compliant, and scalable, the Five9 platform helps increase agent and supervisor productivity, connects the contact center to the business, and ultimately deliver tangible business results including increased revenue and enhanced customer trust and loyalty.

For more information visit www.five9.com.

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Five9 Press Relations

Allison Wilson

352-502-9539

allison.wilson@five9.com

Five9 Investor Relations

Barry Zwarenstein

Chief Financial Officer

925-201-2000 ext. 5959

ir@five9.com

The Blueshirt Group for Five9, Inc.

Lisa Laukkanen

415-217-4967

lisa@blueshirtgroup.com